SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A


                 AMENDING FORM 8-A DATED NOVEMBER 20, 1998

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                                 BESTFOODS
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           (Exact name of registrant as specified in its charter)


               Delaware                                36-2385545
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(State of incorporation or organization)           (I.R.S. Employer
                                                  Identification No.)

          700 Sylvan Avenue
         International Plaza
     Englewood Cliffs, New Jersey                     07632-9976
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(Address of principal executive offices)              (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of each exchange
          Title of each class                     on which each class
          to be so registered                     is to be registered
          -------------------                     -------------------
    Preferred Stock Purchase Rights             New York Stock Exchange

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     If this Form relates to the registration of a class of debt securities
and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_|

Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
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                              (Title of Class)

This Form 8-A/A amends and supplements the Form 8-A filed by Bestfoods, a New York corporation, dated November 20, 1998 (the "Form 8-A").

Item 1.   Description of Securities to be Registered.
          ------------------------------------------

          Item 1 of the Form 8-A is hereby amended by adding the following paragraph at the end of such item:

     On June 6, 2000, Bestfoods executed an Agreement and Plan of Merger with Unilever PLC, a company incorporated under the laws of and registered in England, Unilever N.V., a Netherlands corporation, Conopco, Inc., a New York corporation and a subsidiary of Unilever PLC and Unilever N.V., and Titan Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Conopco, Inc., providing for the merger of Titan Acquisition Company with and into Bestfoods. On June 6, 2000, Bestfoods and First Chicago Trust Company of New York, a New York corporation, executed an Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of January 4, 1999, (the "Rights Agreement").

     Section 1 of the Amendment provides:

     1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding at the end of the definition the following:

Notwithstanding the foregoing, neither Unilever PLC, a company incorporated under the laws of and registered in England ("Unilever PLC"), nor Unilever N.V., a Netherlands corporation (Unilever NV), nor any of their respective Associates and Affiliates shall be deemed an Acquiring Person to the extent that such Person becomes the beneficial owner of shares of Common Stock solely by reason of (i) the execution of the Agreement and Plan of Merger, dated as of June 6, 2000 (the "Merger Agreement"), by and among Unilever PLC, Unilever NV, Conopco, Inc., a New York corporation and a subsidiary of Unilever PLC and Unilever NV, Titan Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Conopco, Inc., and the Company, providing for the Merger (as defined in the Merger Agreement) of Titan Acquisition Company with and into the Company, or (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement in accordance with its terms.

     Section 2 of the Amendment provides:

     2. Section 3(a) of the Rights Agreement is hereby amended by adding at its end the following:

Notwithstanding the foregoing, a Distribution Date shall not occur by reason of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement.

     Section 3 of the Amendment provides:

     3. Section 7 of the Rights Agreement is hereby amended by adding clause (g) as follows:

     (d) Notwithstanding the foregoing, the Rights shall expire immediately prior to the Effective Time (as defined in the Merger Agreement).

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2 and is incorporated herein by reference, and to the Rights Agreement, which is attached as Exhibit 1 to the Form 8-A filed by Bestfoods on November 20, 1998 and is incorporated herein by reference.

Item 2.   Exhibits.
          --------

          Item 2 of the Form 8-A is hereby amended by adding a new Exhibit 2:

          2. Amendment No. 1, dated as of June 6, 2000, to the Rights Agreement, dated as of January 4, 1999, between Bestfoods and First Chicago Trust Company of New York, as Rights Agent.

                                 SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       BESTFOODS

                                       By: /s/ EDUARDO B. SANCHEZ
                                          ------------------------
                                          Name:  Eduardo B. Sanchez
                                          Title: Vice President and
                                                 General Counsel

June 23, 2000

                               EXHIBIT INDEX

  Exhibit                         Description
  -------                         -----------

     1. Rights Agreement, dated as of January 4, 1999 between Bestfoods and First Chicago Trust Company of New York, as Rights Agent. Incorporated by reference to Exhibit 1 of Bestfoods's Form 8-A, dated as of November 20, 1998, File No. 001-04199.

          Amendment No. 1, dated as of June 6, 2000 to the Rights
          Agreement, dated as of January 4, 1999, between Bestfoods and First Chicago Trust Company of New York, as Rights Agent.